   As filed with the Securities and Exchange Commission on May 14, 2001
                                                     Registration No. 333-55022
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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               ----------------

                             AMENDMENT NO. 3
                                      TO
                                   FORM SB-2
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------
                            THE THAXTON GROUP, INC.

                (Name of small business issuer in its charter)

     South Carolina                  6140                  57-0669498
     (State or other     (Primary Standard Industrial   (I.R.S. Employer
     jurisdiction of      Classification Code Number)  Identification No.)
    incorporation or
      organization)

                             1524 Pageland Highway
                        Lancaster, South Carolina 29720
                                (803) 285-4337
                         (Address and telephone number
        of principal executive offices and principal place of business)

                               ----------------
                                 Allan F. Ross
             Vice President, Chief Financial Officer and Secretary
                            The Thaxton Group, Inc.
                             1524 Pageland Highway
                        Lancaster, South Carolina 29720
                                (803) 285-4337
           (Name, address and telephone number of agent for service)

                               ----------------
                                   Copy to:

                              Barney Stewart III
                           Thomas H. O'Donnell, Jr.
                            Moore & Van Allen PLLC
                        100 North Tryon Street Suite 47
                     Charlotte, North Carolina 28202-4003
                                (704) 331-1000

                               ----------------
  Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

  The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.
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


                             EXPLANATORY NOTE

   This Amendment No. 3 to the Registration Statement is being filed with the Securities and Exchange Commission solely for the purpose of filing Exhibit
10.8 herein.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

   The Bylaws of Thaxton Group provide for indemnification of its officers and directors against liabilities and reasonable expenses incurred in connection with any action, suit or proceeding to which such person may be a party because he is or was a director or officer of Thaxton Group or serving in a similar capacity at Thaxton Group's request for another entity, to the fullest extent permitted by the laws of South Carolina. Under the laws of South Carolina, unless limited by its articles of incorporation, a corporation shall indemnify a director or officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director or officer of such corporation, against reasonable expenses incurred by him in connection with the proceeding. South Carolina law also provides that a corporation may indemnify a director or officer if he acted in good faith and in a manner he reasonably believed to be, with respect to conduct in his official capacity, in the best interests of the corporation, and, in all other cases, in a manner not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, he had no reason to believe his conduct was unlawful. With respect to suits by or in the right of Thaxton Group, such a person may be indemnified if he acted in good faith and, in the case of conduct within his official capacity, he reasonably believed his conduct to be in Thaxton Group's best interest, and in all other cases, he shall not have been adjudged to be liable to Thaxton Group.

   The South Carolina Business Corporation Act of 1988 also permits certain corporations, including Thaxton Group, by a provision in its articles of incorporation, to limit or eliminate the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except with respect to any breach of the director's duty of loyalty to the corporation or its shareholders, or acts or omissions not in good faith or which involve gross negligence, intentional misconduct or a knowing violation of law, or which occurred prior to the time such provision became effective, or with respect to transactions in which the director received an improper personal benefit, or for approving an unlawful distribution. Thaxton Group's Second Amended and Restated Articles of Incorporation include such a provision. As a result of the inclusion of such provision, shareholders of Thaxton Group may be unable to recover monetary damages against directors for action taken by them which constitute negligence or which are in violation of their fiduciary duty of due care, although they are not precluded from obtaining injunctive or other equitable relief with respect to such actions. Such provision is not effective to eliminate or limit statutory liabilities arising under federal law, including liabilities under federal securities laws.

Item 25. Other Expenses of Issuance and Distribution.

   The following table sets forth the expenses to be incurred in connection with the offering of the securities:

      Securities and Exchange Commission filing fee.................. $ 18,750
      NASD filing fee................................................    8,000
      Printing expenses..............................................   50,000*
      Legal fees and expenses........................................  200,000*
      Accounting fees and expenses...................................  160,000*
      Blue Sky filing fees...........................................   10,000*
      Selling agent expenses.........................................   45,000*
      Trustee's fees and expenses....................................   25,000*
      Miscellaneous expenses.........................................   95,750*
      Total.......................................................... $612,500*

      * Estimated

Item 26. Recent Sales of Unregistered Securities

   On July 1, 1997, Thaxton Group began offering and selling up to $10 million in subordinated term notes due 1, 6, 12, 36 and 60 months, with interest rates ranging from 5.5% to 8.25% per annum, in an intrastate offering registered with the State of South Carolina. This program terminated in February 1998 upon the commencement of the offering registered hereunder. Thaxton Group sold $5.4 million in aggregate principal amount South Carolina term notes of which $3.8 million is outstanding. Offers and sales of the South Carolina term notes were not registered under the Securities Act pursuant to the exemption provided by
Section 3(a)(11) thereunder.

   In December 1997, Thaxton Group entered into an agreement with Mr. Jack W. Robinson and some of his affiliates pursuant to which they exchanged 27,076 shares of common stock of Thaxton Group for an equal number of shares of Thaxton Group's Series B Convertible Preferred Stock. The terms of the Series B preferred stock are identical to Thaxton Group's Series A Preferred Stock except that dividends are payable, at Thaxton Group's option, in additional shares of Series B preferred stock. On July 1, 1998, Thaxton Group entered into a subsequent agreement with Mr. Robinson and some of his affiliates pursuant to which they exchanged all of the shares of Series B preferred stock, plus 29,200 shares of common stock for a total of 56,276 shares of the Thaxton Group's Series D Preferred Stock. The terms of the Series D preferred stock are similar to the Series A preferred stock, except that they provide for an $0.80 annual dividend rate on each share of the Series D preferred stock and they provide that the Series D preferred stock is not convertible into common stock. Neither of these transactions were registered under the Securities Act, pursuant to the exemption from registration provided by Section 4(2) of this statute for transactions not involving any public offering.

   In December 1998, Thaxton Group sold 800,000 shares of Series E Cumulative Preferred Stock for $10 per share to FINOVA, its primary lender. The stock pays a variable rate dividend of prime plus 1% through October 31, 2003, and prime plus 6% thereafter. Thaxton Group may redeem the preferred stock at any time at a price of $10 per share. As part of the agreement governing the issuance of stock, Thaxton Group reduced its overall credit line with FINOVA from $100,000,000 to $92,000,000. Although Thaxton Group has no obligation to redeem the stock at any time, under the terms of the agreement, FINOVA has the right, at its option, to ask Mr. James D. Thaxton, the majority shareholder of Thaxton Group, to repurchase the stock. The sale of the Series E preferred stock to FINOVA was exempt from registration under the Securities Act, pursuant to
Section 4(2) thereof for transactions not involving any public offering.

   In November 1999, Thaxton Group acquired Thaxton Investment by exchanging 3,223,000 shares of common stock for all of the outstanding common stock of Thaxton Investment. The capital stock of Thaxton Investment was acquired from James D. Thaxton. The transaction was not registered under the Securities Act pursuant to the exemption provided by Section 4(2) thereof.

Item 27. Exhibits

 Exhibit
 Number                                Description
 -------                               -----------
 1       Form of Selling Agent Agreement between The Thaxton Group, Inc. and
         Carolinas First Investments, Inc.*
 3.1     Second Amended and Restated Articles of Incorporation of The Thaxton
         Group, Inc.(1)
 3.2     Bylaws of The Thaxton Group, Inc.*
 4.1     Indenture, dated as of February 17, 1998, between The Thaxton Group,
         Inc. and The Bank of New York, as Trustee.*
 4.2     Form of Subordinated Daily Note (included as Exhibit A to the
         Indenture).*
 4.3     Form of Subordinated One Month Note (included as Exhibit B to the
         Indenture).*
 4.4     Form of Subordinated Term Note for 6, 12, 36, and 60 Month Notes
         (included as Exhibit C to the Indenture).*
 4.5     Form of D1 Subordinated Daily Note.*
 4.6     Form of M1 Subordinated 1 Month Note.*
 4.7     Form of T1 Subordinated Term Note for 6, 12, 36 and 60 Month Note.*
 5       Opinion of Moore & Van Allen PLLC.*
 10.1    Third Amended and Restated Loan and Security Agreement dated April 4,
         2001 among Finova Capital Corporation, The Thaxton Group, Inc.,
         Thaxton Operating Company, Thaxton Insurance Group, Inc., TICO Credit
         Company, Inc., Eagle Premium Finance Co., Inc., Thaxton Commercial
         Lending, Inc., Paragon, Inc., TICO Premium Finance Company of South
         Carolina, Inc., TICO Reinsurance, LTD., TICO Credit Company of
         Tennessee, Inc., TICO Credit Company of North Carolina, Inc., TICO
         Credit Company of Alabama, Inc., TICO Credit Company of Georgia, Inc.,
         TICO Credit Company (DE), TICO Credit Company (MS), TICO Credit
         Company (TN), Thaxton Investment Corporation, The Modern Finance
         Company, Southern Management Corporation, Modern Financial Services,
         Inc., Southern Finance of Tennessee, Inc., Covington Credit of Texas,
         Inc., Covington Credit of Georgia, Inc., Southern Finance of
         Tennessee, Inc., Fitch National Reinsurance, LTD., SOCO Reinsurance,
         LTD., Quick Credit Corporation, Covington Credit, Inc. (Oklahoma),
         Covington Credit of Louisiana, Inc., Southern Financial Management,
         Inc.(2)
 10.2    Schedule to Third Amended and Restated Loan and Security Agreement
         dated April 4, 2001 among Finova Capital Corporation, The Thaxton
         Group, Inc., Thaxton Operating Company, Thaxton Insurance Group, Inc.,
         TICO Credit Company, Inc., Eagle Premium Finance Co. Inc., Thaxton
         Commercial Lending, Inc., Paragon, Inc., TICO Premium Finance Company
         of South Carolina, Inc., TICO Reinsurance, LTD., TICO Credit Company
         of Tennessee, Inc., TICO Credit Company of North Carolina, Inc., TICO
         Credit Company of Alabama, Inc., TICO Credit Company of Georgia, Inc.,
         TICO Credit Company (DE), TICO Credit Company (MS), TICO Credit
         Company (TN), Thaxton Investment Corporation, The Modern Finance
         Company, Southern Management Corporation, Modern Financial Services,
         Inc., Southern Finance of Tennessee, Inc., Covington Credit of Texas,
         Inc., Covington Credit of Georgia, Inc., Southern Finance of
         Tennessee, Inc., Fitch National Reinsurance, LTD., SOCO Reinsurance,
         LTD., Quick Credit Corporation, Covington Credit, Inc. (Oklahoma),
         Covington Credit of Louisiana, Inc., Southern Financial Management,
         Inc.(2)
 10.5    Share Exchange Agreement, dated September 30, 1999, by and among The
         Thaxton Group, Inc., Thaxton Operating Company, Thaxton Investment
         Corporation and James D. Thaxton.(3)
 10.6    Share Exchange Agreement by and among The Thaxton Group, Inc., Thaxton
         Insurance Group, Inc., James D. Thaxton, William H. Thaxton and Calvin
         L. Thaxton, Jr.*
 10.7    Stock Purchase Agreement, dated August 31, 2000 between Thaxton
         Insurance Group, Inc. and Thaxton Life Partners, Inc.(4)
 10.8    Form of Note Purchase Agreement.
 10.9    Form of Renewal Notice for 6, 12, 36 and 60 month notes.*
 10.10   Form of Renewal Notice for 1 month note.*
 21      Subsidiaries of The Thaxton Group, Inc.(5)
 23.1    Consent of Moore & Van Allen PLLC (included in Exhibit 5 to this registration statement).*
 23.2    Consent of Cherry, Bekaert & Holland, LLP.*
 24      Power of Attorney (included in signature page).
 25      Form T-1, Statement of Eligibility of Trustee.(6)

--------
(1) Incorporated by reference to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1998.
(2) Incorporated by reference to the Company's Annual Report on Form 10-KSB for the year ended December 31, 2000.

(3) Incorporated by reference to Exhibit 10.8 of Thaxton Group's Registration Statement on Form SB-2, Commission File No. 333-42623 (the "1998 Registration Statement") filed with Post-Effective Amendment No. 2 to the 1998 Registration Statement.
(4) Incorporated by reference to Exhibit 10.9 of the 1998 Registration Statement filed with Post-Effective Amendment No. 3 to the 1998 Registration Statement.
(5) Incorporated by reference to Exhibit 21 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000.
(6) Incorporated by reference to Exhibit 25 of the 1998 Registration Statement filed with Pre-Effective Amendment No. 2 to the 1998 Registration Statement.
* Previously filed.

Item 28. Undertakings

   The undersigned hereby undertakes:

      (1) To file, during any period in which offers or sales of the securities are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the termination of the offering; and

     (4) To file an application for purposes of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act ("Act") in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Act.

     (5) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (6) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

   In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto in the City of Lancaster, State of South Carolina on May 14, 2001.

                                          THE THAXTON GROUP, INC.

                                                     /s/ Allan F. Ross
                                          By:__________________________________
                                                       Allan F. Ross
                                              Vice President, Chief Financial
                                                  Officer, and Secretary


   In accordance with the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                               Title                     Date
              ---------                               -----                     ----


                  *                    Chairman of the Board of            May 14, 2001
______________________________________   Directors, President and Chief
           James D. Thaxton              Executive Officer (Principal
                                         Executive Officer)

                  *                    Executive Vice President, Chief     May 14, 2001
______________________________________   Operating Officer and Director
           Robert L. Wilson

          /s/ Allan F. Ross            Vice President, Chief Financial     May 14, 2001
______________________________________   Officer, Secretary and Director
            Allan F. Ross                (Principal Financial and
                                         Accounting Officer)

                  *                    Director                            May 14, 2001
______________________________________
          C. L. Thaxton, Sr.


      /s/ Allan F. Ross
*By:_____________________________
     as attorney-in-fact